The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus, prospectus supplement, and tax supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated July 16, 2026

PROSPECTUS dated April 8, 2026	Pricing Supplement No. 17,412 to
PROSPECTUS SUPPLEMENT dated April 8, 2026	Registration Statement Nos. 333-293641; 333-293641-01
TAX SUPPLEMENT dated April 8, 2026	Dated July , 2026
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Trigger Participation Securities due July 20, 2028 Based on the Performance of Copper

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Unlike ordinary debt securities, the Trigger Participation Securities due July 20, 2028 Based on the Performance of Copper, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the price of copper, which we refer to as the underlying commodity, on the valuation date. If the final commodity price is greater than the initial commodity price, you will receive a return on your investment that represents the upside performance of the underlying commodity. If the final commodity price is less than or equal to the initial commodity price but has not decreased to below the trigger level of 66.10% of the initial commodity price, the securities will redeem for par. However, if the final commodity price is less than the initial commodity price and has decreased to below the trigger level, investors will lose 1% for every 1% decrease in the final commodity price over the term of the securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss that applies only if the final commodity price is greater than or equal to the trigger level, and the potential of receiving a return based on the performance of the underlying commodity. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

●The stated principal amount and original issue price of each security is $1,000.

●We will not pay interest on the securities.

●At maturity, you will receive an amount of cash per security based on the final commodity price, which is the closing price of the underlying commodity on the valuation date, as follows:

ºIf the final commodity price is greater than the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the upside payment.

ºIf the final commodity price is less than or equal to the initial commodity price but greater than or equal to the trigger level of 66.10% of the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

ºIf the final commodity price is less than the trigger level of 66.10% of the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 × commodity performance factor. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000 and will represent a loss of more than 33.90%, and possibly all, of your investment.

Please see the graph illustrating the payment at maturity in “Hypothetical Payouts on the Securities at Maturity” on PS-6.

●The upside payment is $1,000 × commodity percent change.

●The commodity price on any trading day will be the official cash offer price per tonne of copper grade A on the relevant exchange for the spot market, stated in U.S. dollars, as published by the relevant exchange on such date.

●The commodity percent change will be a fraction, the numerator of which will be the final commodity price minus the initial commodity price and the denominator of which will be the initial commodity price.

●The commodity performance factor will be a fraction, the numerator of which will be the final commodity price and the denominator of which will be the initial commodity price.

●The initial commodity price is $13,555, which was determined on July 15, 2026, which we refer to as the strike date.

●The trigger level is $8,959.855, which is 66.10% of the initial commodity price.

●The final commodity price will equal the commodity price on the valuation date, which is July 17, 2028, subject to postponement due to a non-trading day or certain market disruption events.

●Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.

●The securities will not be listed on any securities exchange.

●The estimated value of the securities on the pricing date is approximately $975.00 per security, or within $45.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

●The CUSIP number for the securities is 61781EW44. The ISIN for the securities is US61781EW445.

You should read the more detailed descriptions of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms of the Securities” and “Additional Information About the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$12(1)
		$3(2)	$985
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $12 for each security they sell. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $3 for each security.

(3)See “Additional Information About the Securities—Use of Proceeds and Hedging” on PS-20.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger Participation Securities due July 20, 2028 Based on the Performance of Copper, which we refer to as the securities, in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, tax supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities are for investors who seek a copper-based return and who are willing to risk their principal and forgo current income in exchange for the limited protection against loss that applies only if the final commodity price is greater than or equal to the trigger level, and the potential of receiving a return based on the performance of the underlying commodity. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. All payments on the securities are subject to our credit risk.

Each security costs $1,000

We are offering the Trigger Participation Securities due July 20, 2028 Based on the Performance of Copper, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $975.00, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.
The securities do not guarantee the return of any principal at maturity; no interest

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the commodity price on the valuation date, and this amount may be significantly less than the stated principal amount of the securities and could be zero. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price to below the trigger level of 66.10% of the initial commodity price, for every 1% decline in the price of the underlying commodity, you will lose an amount equal to 1% of the stated principal amount of your securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Payment at maturity depends on the final commodity price

At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the commodity price on the valuation date, determined as follows:

•If the final commodity price is greater than the initial commodity price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 + upside payment where,

initial commodity price	=	$13,555, which was determined on July 15, 2026, which we refer to as the strike date.
final commodity price	=	The commodity price on July 17, 2028, which we refer to as the valuation date, subject to adjustment for a non-trading day and certain market disruption events.
upside payment	=	$1,000 × commodity percent change
commodity percent change	=	final commodity price – initial commodity price
initial commodity price

•If the final commodity price is less than or equal to the initial commodity price but greater than or equal to the trigger level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000
•If the final commodity price is less than the trigger level, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:
$1,000 × commodity performance factor where,
commodity performance factor = final commodity price / initial commodity price

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000 and will represent a loss of more than 33.90%, and possibly all, of your investment. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

The commodity price on any trading day for the underlying commodity will equal the official cash offer price per tonne of copper grade A on the relevant exchange for the spot market, stated in U.S. dollars, as published by the relevant exchange on such date.

Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.
All payments on the securities are subject to our credit risk.

You can review the historical prices of the underlying commodity for the period from January 1, 2021 through July 14, 2026 in the section of this pricing supplement called “Additional Information About the Securities—Historical Information” starting on PS-21. You cannot predict the future performance of the underlying commodity based upon its historical performance.

Morgan Stanley Capital Group Inc. will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us. The calculation agent has determined the initial commodity price and will determine the final commodity price, whether the final commodity price is less than the initial commodity price and, if so, whether the final commodity price has decreased to below the trigger level, the commodity percent change, the commodity performance factor and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the payment, if any, that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the securities, MS & Co. LLC, a wholly-owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities

The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated April 8, 2026, tax supplement dated April 8, 2026 and prospectus dated April 8, 2026. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities,

you should read the “Terms of the Securities” and “Additional Information About the Securities” sections in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Additional Information About the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

The following table and graph illustrate the payment at maturity on the securities for a range of hypothetical percentage changes in the underlying commodity. The “Return on Securities” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per security to the $1,000 stated principal amount. The hypothetical returns set forth below reflect the trigger level of 66.10% and assume an initial commodity price of $10,000.00. The actual initial commodity price is set forth on the cover page of this pricing supplement. There is no minimum payment at maturity on the securities. The hypothetical returns set forth below are for illustrative purposes only and do not reflect the actual returns applicable to the purchaser of the securities.

Final Commodity Price	Commodity Return	Payment on Securities (per $1,000)	Return on Securities
$15,000.00	50.000%	$1,500.00	50.000%
$14,000.00	40.000%	$1,400.00	40.000%
$12,000.00	20.000%	$1,200.00	20.000%
$11,000.00	10.000%	$1,100.00	10.000%
$10,000.00	0.000%	$1,000.00	0.000%
$9,500.00	-5.000%	$1,000.00	0.000%
$9,000.00	-10.000%	$1,000.00	0.000%
$8,000.00	-20.000%	$1,000.00	0.000%
$6,610.00	-33.900%	$1,000.00	0.000%
$6,600.00	-34.000%	$660.00	-34.000%
$6,000.00	-40.000%	$600.00	-40.000%
$4,000.00	-60.000%	$400.00	-60.000%
$2,000.00	-80.000%	$200.00	-80.000%
$0.00	-100.000%	$0.00	-100.000%

The Underlying Commodity
The Securities
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the Securities
$1,000 Stated
Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
-33.90%
Percentage Change in the Final Commodity Price

●Upside scenario. If the final commodity price is greater than the initial commodity price, investors will receive at maturity the $1,000 stated principal amount plus a return reflecting 100% of the appreciation of the underlying commodity above the initial commodity price over the term of the securities.

oIf the underlying commodity appreciates 2%, the investor would receive a 2% return, or $1,020.00 per security.

●Par scenario. If the final commodity price is less than or equal to the initial commodity price but is greater than or equal to the trigger level, investors will receive the stated principal amount of $1,000 per security.

●Downside scenario. If the final commodity price is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the full percentage decrease of the underlying commodity. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

oFor example, if the underlying commodity depreciates 80% from the initial commodity price to the final commodity price, investors would lose 80% of their principal and receive only $200 per security at maturity, or 20% of the stated principal amount.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the securities is not equivalent to directly investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement, tax supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest or guarantee any return of principal

The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee to pay you any of the principal amount of the securities at maturity. If the final commodity price is less than 66.10% of the initial commodity price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity. There is no minimum payment at maturity. Accordingly, you could lose your entire initial investment in the securities. See “Hypothetical Payouts on the Securities at Maturity” on PS-6.

The market price of the securities may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the commodity price on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the commodity price, the securities will trade differently from copper. Other factors that may influence the value of the securities include:

●the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;
●whether or not the price of the underlying commodity has decreased to below the trigger level;
●trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;
●interest and yield rates in the market;

●geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

●the time remaining until the maturity of the securities; and
●any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors can lead to significant adverse changes in the market price of the securities. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. The price of the underlying commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the stated principal amount per securities if you are able to sell your securities prior to maturity.
The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities

You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable at maturity is not linked to the price of the underlying commodity at any time other than the valuation date

The final commodity price will be based on the commodity price on the valuation date, subject to adjustment for a non-trading day and certain market disruption events. Even if the price of the underlying commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity prior to such drop. Although the actual price of the underlying commodity on the stated maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

Investing in the securities is not equivalent to investing in futures contracts or in forward contracts on copper

Investing in the securities is not equivalent to investing in copper or in futures contracts or in forward contracts on copper. By purchasing the securities, you do not purchase any entitlement to copper, or futures contracts or forward contracts on copper. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on copper.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2- year term of the securities

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities

As calculation agent, MSCG has determined the initial commodity price and will determine the final commodity price, whether the final commodity price is less than the initial commodity price and, if so, whether the final commodity price is less than the trigger level, the commodity percent change, the commodity performance factor and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the calculation of the commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see the section of this pricing supplement called “Terms of the Securities—Payment at Maturity,” “—Initial Commodity Price,” “—Commodity Price,” “—Commodity Percent Change,” “Commodity Performance Factor,” “—Valuation Date,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default” in this document. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading	One or more of our affiliates and/or third-party dealers expect to carry out hedging activity by our affiliates could potentially adversely affect the value of the securities activities related to the securities (and possibly to other instruments linked to the underlying commodity), including trading in related futures, forwards and/or options contracts on the underlying commodity as well as in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to July 15, 2026 could have increased the initial commodity price and, as a result, could have increased the price at or above which the commodity price must be on the valuation date so that you do not suffer a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on the valuation date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Commodity
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally

The payment at maturity is linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index. The price of copper may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of copper may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

Investments linked to a single commodity, such as copper, are subject to sharp fluctuations in commodity prices, and the price of copper may change unpredictably and affect the value of the securities in unforeseen ways

Investments, such as the securities, linked to the price of a single commodity, such as copper, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, including war and hostilities, changes in interest and exchange rates, trading activities in commodities and related contracts, technological change and trade, fiscal, monetary and exchange control policies. The price of copper has fluctuated widely over the past several years. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors. These factors may affect the price of the underlying commodity which will affect the value of your securities in varying ways.

There are risks relating to the trading of metals on the London Metal Exchange

The official cash price of copper is determined by reference to the per unit U.S. dollar cash and 3 month prices of contracts traded on the London Metal Exchange’s venues, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into requiring delivery on any day from one day to three months following the date of such contract, weekly for the next three months and for monthly delivery in any of the next 9 to 117 months (depending on the commodity), in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the securities

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges (including the LME) have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, exchanges generally require that no trades be made at a different price. In addition, the prices published by the exchange on the basis of trades subject to a limit price are generally considered to be disrupted and not necessarily indicative of the genuine price dynamics of the underlying market. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation or execution of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of the commodity and, therefore, the value of the securities.

Legal and regulatory changes could adversely affect the return on and value of your securities

Notwithstanding the foregoing, futures contracts and options on futures contracts, including those related to the commodity and traded on the LME, are subject to extensive statutes, regulations, and margin requirements. The Financial Conduct Authority (the “FCA”), the Commodity Futures Trading Commission (the “CFTC,”), other regulators, the exchanges on which such futures contracts trade and clearing houses through which such futures contracts are cleared, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits, higher margin requirements, the establishment of daily limits, the cancellation, variation or correction of trades, the suspension or cessation of trading and the issuance of directions requiring members to take particular trading actions. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.K. and the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

TERMS OF THE SECURITIES

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of the Trigger Participation Securities due July 20, 2028 Based on the Performance of Copper.

Aggregate Principal Amount  $

Issuer  Morgan Stanley Finance LLC

Guarantor  Morgan Stanley

Strike Date  July 15, 2026

Pricing Date  June 16, 2026

Original Issue Date (Settlement Date)  July 21, 2026 (3 Business Days after the Pricing Date)

Maturity Date  July 20, 2028, subject to postponement as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed. See “––Valuation Date” below.

In the event that the Maturity Date of the Securities is postponed as described above, the Issuer will give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to the holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it will appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “DTC”) by telephone or facsimile confirmed by mailing such notice to the DTC by first class mail, postage prepaid. Any notice that is mailed to the holder of the Securities in the manner herein provided will be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The Issuer will give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Valuation Date as postponed.

Interest Rate  None

Specified Currency  U.S. dollars

Stated Principal Amount  $1,000 per Security

Original Issue Price  $1,000 per Security

CUSIP Number  61781EW44

ISIN  US61781EW445

Denominations  $1,000 and integral multiples thereof

Underlying Commodity  Copper grade A. Bloomberg ticker symbol: LOCADY. The Bloomberg ticker symbol is being provided for reference purposes only. The Commodity Price on any Trading Day will be determined based on the price published by the Relevant Exchange.

Payment at Maturity  At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Commodity Price is greater than the Initial Commodity Price, $1,000 plus the Upside Payment,

(ii) if the Final Commodity Price is less than or equal to the Initial Commodity Price but greater than or equal to the Trigger Level, the Stated Principal Amount of $1,000, or

(iii) if the Final Commodity Price is less than the Trigger Level, $1,000 × Commodity Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely and to DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment  $1,000 × Commodity Percent Change

Trigger Level  $8,959.855, which is 66.10% of the Initial Commodity Price.

Commodity Percent Change  A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price minus the Initial Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Percent Change	=	Final Commodity Price – Initial Commodity Price
Initial Commodity Price

Commodity Performance Factor  A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Initial Commodity Price   $13,555, which was determined on July 15, 2026.

Final Commodity Price  The Commodity Price on the Valuation Date, as determined by the Calculation Agent.

Commodity Price  The Commodity Price on any Trading Day will be determined by the Calculation Agent and will equal the official cash offer price per tonne of copper grade A on the Relevant Exchange for the spot market, stated in U.S. dollars, as published by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third-party sources may report prices of the Underlying Commodity. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Valuation Date  July 17, 2028, provided that if the scheduled Valuation Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date, the Valuation Date will be postponed and the Final Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs. The Final Commodity Price and the Commodity Percent Change or the Commodity Performance Factor, as applicable, will each be determined on the Valuation Date as so postponed; provided that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding the scheduled Valuation Date, the Calculation Agent will determine the Final Commodity Price on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Final Commodity Price will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Final Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Business Day  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange  Relevant Exchange means the London Metal Exchange or, if the London Metal Exchange is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.

Trading Day  Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Senior Note or Subordinated Note  Senior

Trustee  The Bank of New York Mellon, a New York banking corporation

Agent  MS & Co.

Calculation Agent  Morgan Stanley Capital Group Inc. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Final Commodity Price, whether the Final Commodity Price is less than the Initial Commodity Price and, if so, whether the Final Commodity Price is less than the Trigger Level, the Commodity Percent Change, the Commodity Performance Factor and whether a Market Disruption Event has occurred. See “—Market Disruption Event” below. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Market Disruption Event  Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption  Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity

Reference Price  Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption  Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption   Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Alternate Exchange Calculation

in Case of an Event of Default  In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two Business Days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

ADDITIONAL INFORMATION ABOUT THE SECURITIES

Book Entry Security or

Certificated Security  Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Historical Information  The following table sets forth the published high and low prices, as well as end-of-quarter prices, for the Underlying Commodity for each quarter in the period from January 1, 2021 to July 14, 2026. The Commodity Price on July 14, 2026 was $13,541.00. The graph following the table sets forth the daily prices of the Underlying Commodity for the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Commodity Prices of the Underlying Commodity on the Pricing Date and the Valuation Date will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance. We cannot give you any assurance that the Final Commodity Price will be greater than or equal to the Trigger Level so that you will not suffer a loss on your investment. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Copper

High and Low Daily Closing Prices and End-of-Quarter Prices

January 1, 2021 through July 14, 2026

(stated in U.S. dollars)

Copper	High	Low	Period End
2021
First Quarter	$9,614.50	$7,755.50	$8,850.50
Second Quarter	$10,724.50	$8,768.00	$9,385.00
Third Quarter	$9,781.00	$8,775.50	$9,041.00
Fourth Quarter	$10,652.00	$9,091.50	$9,692.00
2022
First Quarter	$10,730.00	$9,565.00	$10,337.00
Second Quarter	$10,426.00	$8,245.00	$8,245.00

Copper	High	Low	Period End
Third Quarter	$8,315.00	$7,000.00	$7,647.00
Fourth Quarter	$8,537.00	$7,420.00	$8,387.00
2023
First Quarter	$9,436.00	$8,209.00	$8,935.00
Second Quarter	$9,082.00	$7,910.00	$8,210.00
Third Quarter	$8,720.50	$8,017.00	$8,230.50
Fourth Quarter	$8,530.00	$7,812.50	$8,476.00
2024
First Quarter	$8,973.00	$8,085.50	$8,729.00
Second Quarter	$10,857.00	$8,920.00	$9,476.50
Third Quarter	$9,860.00	$8,620.50	$9,767.00
Fourth Quarter	$9,882.50	$8,706.00	$8,706.00
2025
First Quarter	$9,982.00	$8,685.50	$9,673.00
Second Quarter	$10,115.00	$8,539.00	$10,040.00
Third Quarter	$10,312.00	$9,535.50	$10,300.00
Fourth Quarter	$12,512.00	$10,263.00	$12,504.00
2026
First Quarter	$13,844.00	$11,826.00	$12,160.00
Second Quarter	$14,097.00	$12,147.00	$13,341.00
Third Quarter (through July 14, 2026)	$13,541.00	$13,090.00	$13,541.00

Daily Closing Prices of Copper

January 1, 2021 to July 14, 2026

Use of Proceeds and Hedging  The proceeds we receive from the sale of the Securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to July 15, 2026, we hedged our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. Such purchase activity could have increased the Initial Commodity Price, and, as a result, could have increased the price at or above which the Commodity Price must be on the Valuation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Commodity Price, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  The agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12 for each Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $3 for each Security. The costs included in the original issue price of the Securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Income

Tax Considerations………………..

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.